EXHIBIT 11

                         CANDIE'S, INC. AND SUBSIDIARIES

                       COMPUTATIONS OF EARNINGS PER SHARE



                                                       Year Ended January 31,
                                                  1997                   1996
                                                  ----                   ----

TOTAL EPS INCOME                              $  1,145,315            $1,053,956
                                              ============            ==========

WEIGHTED AVERAGE NUMBER                          9,142,598             8,725,888
OF SHARES OUTSTANDING                         ============            ==========


NET INCOME PER SHARE                          $        .13            $      .12
                                              ============            ==========


IN CALCULATING NET INCOME PER SHARE FOR 1997 AND 1996 BASED ON THE MODIFIED TREASURY STOCK METHOD, THE RESULTS WERE ANTIDILUTIVE. ACCORDINGLY, NO ADDITIONAL INCOME (EARNINGS FROM INVESTING THE EXCESS PROCEEDS UPON EXERCISE OF COMMON STOCK EQUIVALENTS) NOR COMMON STOCK EQUIVALENTS WERE INCLUDED IN THE CALCULATION OF NET INCOME PER SHARE.